As filed with the Securities and Exchange Commission on September 1, 2009

Registration No. 333-133797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISTAPRINT N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	98-0417483
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Hudsonweg 8,

Venlo

The Netherlands 5928 LW

(Address of Principal Executive Offices)

Amended and Restated 2005 Equity Incentive Plan

(Full Title of the Plan)

Lawrence A. Gold

Senior Vice President and General Counsel

VistaPrint USA, Incorporated

95 Hayden Ave.

Lexington, Massachusetts 02421

(Name and Address of Agent For Service)

(781) 652-6300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-133797) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Vistaprint N.V., a Dutch limited liability company, as the successor issuer to VistaPrint Limited, a Bermuda exempted company, pursuant to a share exchange transaction effected by a scheme of arrangement under Bermuda law. On August 31, 2009, each previously outstanding common share of VistaPrint Limited, par value $0.001 per share, was exchanged for one ordinary share of Vistaprint N.V., par value €0.01 per share. We refer to the transactions effecting this exchange collectively as the Redomestication. As a result of the Redomestication, which became effective on August 31, 2009, VistaPrint Limited is now a direct, wholly-owned subsidiary of Vistaprint N.V.

In connection with the Redomestication, Vistaprint N.V. has assumed VistaPrint Limited’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), including the obligation to deliver shares under the Plan for the outstanding awards issued thereunder. Consequently, the ordinary shares of Vistaprint N.V. will henceforth be issuable under the Plan in lieu of the common shares of VistaPrint Limited. Vistaprint N.V. expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities or securities held in treasury by Vistaprint N.V.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by VistaPrint Limited, or by Vistaprint N.V. as successor issuer, with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•	VistaPrint N.V.’s annual report on Form 10-K for the year ended June 30, 2009;

•	Vistaprint N.V.’s current report on Form 8-K filed on August 18, 2009 and August 31, 2009; and

•

the description of Vistaprint N.V.’s ordinary shares, par value €0.01 per share, contained in Vistaprint N.V.’s current report on Form 8-K filed with the Commission on August 31, 2009, including any amendment or report filed for the purpose of updating such description.

Each document filed by Vistaprint N.V. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement (including any further amendment hereto) or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (including any further amendment hereto) or in any document filed subsequent to the date of this Post-Effective Amendment No. 1 that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Vistaprint N.V.’s articles of association provide that the members of its supervisory board and management board will be indemnified against any and all liabilities, including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him as a member of the supervisory board or the management board in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in order to obtain information, other than an action, suit or proceeding instituted by or on behalf of Vistaprint N.V., if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Vistaprint N.V.; provided that such member has not been adjudged in a final and non-appealable judgment by a Dutch judge to be liable for gross negligence or willful misconduct, subject to various exceptions. The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or the failure to put up a defense or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably could believe to be in or not opposed to the best interests of Vistaprint N.V.

The indemnification provided for in the articles of association is not exclusive of other rights to which a member of the supervisory board or the management board may be entitled, including any insurance purchased by Vistaprint N.V. Vistaprint N.V. also entered into indemnification agreements governed by Dutch law with each member of its management board and supervisory board that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Vistaprint N.V. will indemnify each such supervisory or management board member, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Vistaprint N.V. and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The agreements permit expenses to be advanced to an indemnitee, subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the supervisory board of Vistaprint N.V., an independent counsel or the stockholders of Vistprint N.V. (the “Decision Makers”) will determine whether indemnification payment should be made in any particular instance. In making such determination, the Decision Makers must presume that the indemnitee is entitled to such indemnification and Vistaprint N.V. has the burden of proof in seeking to overcome such presumption. If the Decision Makers determine that the supervisory or management board member is not entitled to indemnification, the agreements provide that such person is entitled to settle disputes with respect to the right to indemnification under the agreement in a competent court in Amsterdam, the Netherlands.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on this 27th day of August, 2009.

VISTAPRINT N.V.

By:	/s/ Robert S. Keane
Robert S. Keane
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Keane Robert S. Keane	President and Chief Executive Officer (Principal executive officer)	August 27, 2009

/s/ Michael Giannetto Michael Giannetto	Chief Financial Officer (Principal financial and accounting officer)	August 31, 2009

John J. Gavin, Jr.	Supervisory Board Member	________, 2009

Peter Gyenes	Supervisory Board Member	________, 2009

* George Overholser	Supervisory Board Member	August 27, 2009

* Louis Page	Supervisory Board Member	August 27, 2009

* Richard Riley	Supervisory Board Member	August 27, 2009

*By:	/s/ Robert S. Keane
Robert S. Keane
Attorney-In-Fact

INDEX TO EXHIBITS

Number	Description

4(1)	Articles of Association of Vistaprint N.V.

5.1	Opinion of Stibbe N.V.

23.1	Consent of Stibbe N.V. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24(2)	Powers of Attorney

99.1(3)	Amended and Restated 2005 Equity Incentive Plan

(1)	Previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K on August 31, 2009 and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as Exhibit 24 to the Registrant’s Registration Statement on Form S-8 (File No. 333-129912) and incorporated herein by reference.

(3)	Previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K on May 21, 2007 and incorporated herein by reference.